Exhibit 99.2

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

Investor Contact:	Erik Higgins	Media Contact:	Marlee Lauffer
	(661) 255-4064		(661) 255-4247

NEWHALL LAND REPORTS 2003 FOURTH QUARTER AND YEAR-END RESULTS

VALENCIA, California, January 21, 2004 – The Newhall Land and Farming Company (NYSE, PSE/NHL) today reported fourth quarter and year-end results for 2003.

FINANCIAL RESULTS

(In millions, except per unit)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$66.6	$77.6	$194.1	$239.8
Net Income	$33.9	$13.4	$54.0	$40.6
Per Unit Income – Diluted	$1.38	$0.56	$2.25	$1.66
# Units (in 000s) – Diluted	24,563	24,148	23,966	24,393

For the three months ended December 31, 2003, net income was $33.9 million, or $1.38 per partnership unit, compared with $13.4 million, or $0.56 per partnership unit, reported for the fourth quarter of 2002.  Revenues for the 2003 fourth quarter totaled $66.6 million compared with $77.6 million for the same period in 2002.

Earnings for the 2003 fourth quarter exceeded earnings in the prior year comparable period despite lower corresponding revenues.  The primary contributors to the 2003 fourth quarter results were the sales of 9 high-margin custom homesites in the Westridge golf course community, the sales of 50.4 acres of commercial and industrial land, revenues from the Company’s income-producing portfolio, a settlement payment related to an oil and gas lawsuit recorded as an expense recovery, and revenues received from builders under price and profit participation agreements.  Combined, these activities added $58.9 million to revenues and $30.3 million to net income in the fourth quarter of 2003.  In addition, with the favorable settlement this quarter of the oil and gas litigation, a previously established accrual that included potentially uninsured costs was deemed no longer necessary, adding nearly $3 million to earnings in the 2003 fourth quarter.

Major contributors to the 2002 fourth quarter results were the sales of 381 residential lots and about 12 acres of commercial and industrial land.  These sales contributed $40.2 million to revenues and $14.6 million to income under percentage of completion accounting.

The Company achieved net income of $54.0 million in 2003, equal to $2.25 per partnership unit, compared to net income of $40.6 million, or $1.66 per partnership unit, reported for 2002.  Revenues for 2003 were $194.1 million compared to $239.8 million in 2002.

Major contributors to 2003 results were the sale of 792 residential homesites, approximately 81 acres of commercial and industrial land, settlement payment related to an oil and gas lawsuit, and revenues received from builders under price and profit participation agreements.  Combined, these contributed $126.2 million to revenues and $66.3 million to income in 2003.  Earnings for 2003 of $2.25 per unit exceeded the Company’s previous earnings projection for the year primarily as a result of escrow closing on an additional 11-acre commercial land sale in 2003, reduced community development expenses due to more entitlement and planning costs being capitalized to active Valencia-area projects, higher price and profit participation income than previously anticipated for the year and necessary reductions in project accruals.

For 2002, major contributors to income were the sales of 1,330 residential lots and about 69 acres of commercial and industrial land.  Combined, these sales added $164.4 million to revenues and $65.9 million to income in 2002 under percentage of completion accounting.

Gary M. Cusumano, President and Chief Executive Officer, said, “Newhall Land achieved outstanding results in 2003.  Strong fundamentals in the residential housing market continued to fuel demand by homebuilders and apartment developers for entitled homesites.  At the same time, the complex and challenging entitlement process has severely restricted the supply of entitled land in our market.  Sales activity and land values were strong as a result of these conditions.  In terms of creating value, the Company continued to make progress on land planning and entitlements for the balance of Valencia and Newhall Ranch.   In addition, the Company’s portfolio of income-producing assets was enhanced with the completion of the food court renovation at Valencia Town Center and the opening of the TPC at Valencia golf course in our Westridge community.  Most importantly, the Company announced an exciting merger with Lennar Corporation and LNR Property Corporation, which once completed will result in a new chapter in Newhall Land’s long and proud history as a dynamic land company.”

STATUS OF AGREEMENT AND PLAN OF MERGER WITH LENNAR / LNR VENTURE

As previously reported, the Company entered into an Agreement and Plan of Merger between Newhall Land and the Lennar Corporation (Lennar) and LNR Property Corporation (LNR) joint venture.  The merger is subject to customary closing conditions as well as approval by the California Public Utilities Commission (CPUC) of the pending application for transfer of control of Valencia Water Company, a wholly-owned subsidiary of Newhall Land, to a company jointly owned by Lennar and LNR.  The CPUC is scheduled to consider the matter on January 22, 2004.  At its meeting on January 22nd, the CPUC may act on the draft decision, or it may postpone action until later.  When the CPUC acts on the draft decision, it may adopt all or part of it as written, amend or modify it, or set it aside and prepare its own decision.  Approval by the CPUC is the only remaining regulatory condition required by the merger agreement.   In accordance with the terms of the merger agreement, the merger will be completed within seven business days after the day on which all the conditions to the merger have been satisfied or waived.

SUMMARY OF OPERATING RESULTS

Residential land sales

(Dollars in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2003			2002			2003			2002
	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc
Sales
- Lots	9	$7.8	$4.9	381	$40.3	$14.3	792	$57.1	$26.8	1,330	$118.1	$41.6
-Prior Yr Sales/Other*		6.4	3.4		3.8	2.1		17.2	12.6		8.4	3.7
Admin**			0.5		—	(0.8)			(1.8)		0.1	(3.3)
Total	9	$14.2	$8.3	381	$44.1	$15.6	792	$74.3	$37.6	1,330	$126.6	$42.0

*            Includes recognition of revenues and income under percentage of completion accounting, and profit and price participation from residential land sales closed in prior years.

**     Includes administration, marketing and other miscellaneous expenses.

During the fourth quarter of 2003, nine custom homesites were sold in the Westridge golf course community.  These custom lot sales, combined with amounts received from builders under price and profit participation agreements, contributed $5.6 million to revenues and $4.3 million in income in the 2003 fourth quarter.  In addition, $8.6 million in revenues and $4.0 million in income was recognized from prior period lot sales under percentage of completion accounting.

During the 2002 fourth quarter, 381 residential lots closed escrow, contributing $31.9 million to revenues and $12.0 million to income under percentage of completion accounting.  Included in the 381 lots was the entire 275 lots in the Hidden Creek community, which contributed $16.3 million to revenues and $5.8 million to income for the three months ended December 31, 2002.

For 2003, a total of 33 custom lots in the Westridge community closed escrow.  These custom lot sales, combined with the 759 residential lots sold in the Creekside community during the 2003 first quarter, contributed $57.1 million to revenues and $26.8 million to income under the percentage of completion method of accounting for 2003.  In addition, results for 2003 included $11.1 million in revenues recognized under percentage of completion accounting on lots previously sold by the Company, which, when combined with revised estimates to complete the land development on the sold lots, generated $6.5 million in income for the twelve month period.  Also, $6.1 million in revenues and income were recognized in the year ended December 31, 2003 from cash payments received by the Company under price and profit participation agreements related to prior year lot sales.

For the year ended December 31, 2002, a total of 1,330 residential lots in Valencia were sold to merchant builders, contributing a total of $118.1 million to revenues and $41.6 million to income under percentage of completion accounting.  Included in the total lot sales were 726 lots in the Westridge golf course community, the entire 329 residential lots in the Alta Vista community and the entire 275 lots in the Hidden Creek community.  Results for 2002 also included the recognition under percentage of completion accounting of $7.0 million in revenues and $2.2 million in income from prior year lot sales and $1.4 million received from merchant builders under price and profit participation agreements related to Valencia area lot sales in prior years.

Valencia New Home Sales By All Builders*

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Number of Sales	219	142	885	991
Number of Homes in Escrow*	480	319
Number of Active Projects**/Builders	13/9	12/8

*    Homes sold on lots previously purchased from the Company

**  Ten or more homes remaining to be sold

New home sales in Valencia continue to be strong with 13 active projects.  Merchant builders in Valencia sold 885 new homes during 2003 compared to 991 new homes last year.  For the first eleven months of 2003, Valencia’s market share of new home sales in Los Angeles County and the Santa Clarita Valley was 10% and 28% respectively, which is consistent with the same period for 2002.

Industrial and commercial sales

(Dollars in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2003			2002			2003			2002
	Acre	Rev.	Inc.	Acre	Rev.	Inc.	Acre	Rev.	Inc.	Acre	Rev.	Inc
Industrial Land Sales	18.8	$8.6	$2.4	3.1	$1.6	$0.3	26.6	$12.5	$3.0	3.1	$1.6	$0.3
Commercial Sales	31.6	23.0	11.1	8.6	14.5	5.8	54.1	40.4	20.3	65.8	44.7	24.0
Prior Yr. Sales / Other*		3.0	2.0		0.8	0.3		4.9	3.0		3.0	1.7
Admin**		0.3	1.4			(1.3)		0.3	(2.7)			(6.0)
Total	50.4	$34.9	$16.9	11.7	$16.9	$5.1	80.7	$58.1	$23.6	68.9	$51.8	$20.0

*    Includes recognition of revenues and income under percentage of completion accounting from commercial land sales closed in prior years and profit participation from commercial land sale.

**  Includes administration, marketing and other adjustments.

During the fourth quarter of 2003, a total of 18.8 acres of industrial land and 31.6 acres of commercial land was sold, contributing a combined total of $31.6 million to revenues and $13.5 million in net income.  During the same period in 2002, escrows closed on one industrial parcel totaling 3.1 acres and on two commercial parcels totaling 8.6 acres.  Together these sales contributed $8.3 million to revenues and $2.6 million to income.  In addition, $5.4 million in revenues and $3.4 million in income was recognized in the fourth quarter of 2002 for sales closed earlier in that year under percentage of completion accounting.

For the year ended December 31, 2003, escrow closed on approximately 54 acres of commercial land and 27 acres of industrial land, contributing a total of $52.9 million in revenues and

$23.3 million in income.  Included in the 54 acres of commercial land was the sale of a 7.8-acre parcel for a 188-unit apartment complex, a 4.6-acre site in the Town Center area and an 11.4-acre retail site, which, combined, contributed $22.8 million to revenues and $13.0 million to income under the percentage of completion accounting method.  In addition, $1.2 million in revenue and income was recorded for amounts received under a profit participation agreement on a prior year commercial land sale.  Results for the twelve months ended December 31, 2003 also included the recognition under percentage of completion accounting of $3.7 million in revenues and $1.8 million in income from prior year land sales.

For all of 2002, 68.9 acres of commercial and industrial land was sold, contributing $46.3 million to revenues and $24.3 million to income.  Included in the 66 acres were 22.3 acres in the Westridge golf course community for two commercial sites and an apartment site, a 16.7-acre parcel in the Town Center area and a 7.5-acre apartment site in the Creekside community.  In addition, 2002 results include $3.0 million in revenues and $1.7 million in income recognized under percentage of completion accounting from prior year sales.

The combined vacancy rate in Valencia’s business parks was approximately 11% at December 31, 2003 compared to 12% at the end of 2002.  The Company had approximately 343 acres of entitled industrial land and 101 acres of entitled commercial land remaining in Valencia at December 31, 2003.

At December 31, 2003, two commercial parcels totaling about 17 acres were in escrow for approximately $14 million, with closings expected in 2004.  Also, the Spectrum Club, one of the Company’s income-producing properties, was in escrow as of the end of the year and was reported as held for sale on the December 31, 2003 balance sheet.  This sale has subsequently closed escrow on January 9, 2004 at a sales price of $11.5 million and will be reported in the results for the first quarter of 2004.  Factors affecting the Company’s ability to complete sales include, but are not limited to, agreement with buyers on definitive terms, availability of financing to buyers, successful completion of the buyer’s due diligence and general and real estate specific market conditions.

Community Development

For the quarter ended December 31, 2003, the Company recognized income of $5.9 million for Community Development activities, which include Valencia and Newhall Ranch, compared to expenses of $6.5 million for the same period in 2002.  For all of 2003, expenses of $4.1 million was recognized as compared to expenses of $20.1 million for the year ended December 31, 2002.  The variances for the quarter and for the year were due primarily to the settlement of the Kerr-McGee lawsuit in October 2003.   The settlement resulted in a cash payment to the Company of $8.875 million, which was recorded as an expense recovery, and a significant reduction in expenses related to the lawsuit.  In addition, more entitlement and mapping costs were capitalized as a result of increased activities on Valencia-area projects in 2003 compared to 2002.

As previously reported, a Notice of Appeal was filed by the Petitioners in connection with the Kern County Superior Court ruling which discharged the preemptory writ of mandate in the Newhall Ranch lawsuit.  Judge Randall’s ruling on October 22, 2003, which granted Los Angeles County’s motion to discharge the writ of mandate, expressed the court’s satisfaction with the adequacy of the additional environmental analysis that was performed at the court’s direction.  The Judge’s ruling is now being appealed by the Petitioners.  The Company is awaiting the appellate court’s briefing schedule.

Commercial Operations – Income-producing properties

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Operating Income(1),(2)	$5.2	$4.6	$20.2	$21.2
Admin/Depreciation	(2.9)	(2.9)	(11.4)	(10.2)
Total Contribution to Income	$2.3	$1.7	$8.8	$11.0

(1)     Includes NorthPark Village Square and River Oaks shopping centers, Valencia Town Center regional mall and entertainment center, retail along Town Center Drive, Hyatt Valencia and Valencia Hilton hotels, TPC at Valencia golf course, restaurants, leases, etc.

(2)     Before administrative expenses and depreciation.  Net operating income is the industry-accepted performance measure for income-producing properties.  Maintenance costs are expensed as incurred.

	At December 31,
Occupancy Rates(1):	2003	2002
Valencia Town Center Mall(2)	95%	84%
Entertainment Center(3)	94%	97%
Valencia Town Center Master Lease(4)	83%	79%
NorthPark/River Oaks Shopping Centers	100%	100%
Hotels	75%	74%

(1)     Includes signed lease space and leases to short-term tenants.

(2)     Includes approximately 329,929 sq. ft. of leasable retail space in the mall and along Town Center Drive, and 8,431 sq. ft. of office space.

(3)     Includes 128,745 sq. ft. of leasable space.

(4)     Includes 51,019 sq. ft. of retail space from a 12-1/2 year lease-back agreement that was part of the sale of four office buildings along Town Center Drive that closed escrow in early December 2000.

For the three-month period ending December 31, 2003, net operating income (before administrative expenses and depreciation) and contribution to income from the Company’s income portfolio were $5.2 million and $2.3 million, respectively, compared with $4.6 million and $1.7 million, respectively, during the same period in 2002.  The increase was primarily the result of new tenants opening for business in the Valencia Town Center food court expansion.

For the 2003 year end, net operating income (before administrative expenses and depreciation) and contribution to income from the income portfolio was $20.2 million and $8.8 million, respectively, compared with $21.2 million and $11.0 million, respectively, during 2002.  The decrease in income was primarily the result of a net loss recorded from the TPC at Valencia championship golf course, including pre-opening and marketing expenses, increased operating expenses at Valencia Town Center and a decrease in operating income from the hotel properties.

Commercial Operations - Valencia Water Company

Valencia Water Company revenues for the three months ended December 31, 2003, were $4.1 million compared to $3.7 million in the comparable 2002 period.  Net income for the 2003 fourth quarter was $1.2 million, compared to $0.9 million for the 2002 fourth quarter.  Results for the current year reflect the slight increase to Valencia Water Company’s authorized revenues, approved by the California Public Utilities Commission, which became effective in May 2003.

General and Administrative Expense

General and administrative expense for the three months ended December 31, 2003 were $1.3 million compared to $3.5 million in the fourth quarter of 2002.  With the favorable settlement of the oil and gas litigation, a previously established accrual for potentially uninsured costs was deemed no longer necessary and was taken back into income, adding $2.9 million to income in the 2003 fourth quarter.

For the year ended December 31, 2003 general and administrative expenses totaled $13.6 million compared to $12.8 million for the comparable 2002 period.  The increase in general and administrative expense in 2003 is primarily due to one time expenses associated with separation pay and related charges connected with the Company’s streamlining its administration, sales and marketing efforts in the first quarter of 2003 and expenses incurred related to the proposed Lennar / LNR merger transaction.  These increases were partially offset by the reversal of the accrual discussed above.

Valencia Land Inventory Status

In Net Acres*

(As of 12/31/03)

	Unentitled	Entitled Unimproved**	Entitled Improved	Total
Commercial	30	51	50	131
Apartment	30	20	—	50
Industrial	—	302	41	343
Magic Mtn. Planning Area	403	37	0	440
Residential	199	254	29	482
- Number of lots***	627	1,759	53	2,439
Total Net Acres*	662	664	120	1,446

*                                         Residential number of lots not included in totals.

**                                  Number of lots includes 1,759 units for West Creek, which has been delayed due to continued legal proceedings.

***                           The number of residential lots and the net commercial/industrial acres may vary from the time they are entitled until the time they are marketed and sold due to market factors, merchant builder requirements and other conditions.

Valencia Land Under Development Costs*

(In $000)

	December 31, 2003	December 31, 2002
Residential development	$33,396	$27,706
Industrial and commercial land development	4,210	8,610
Infrastructure Improvements	(4,721)	11,112

* Represents historical cost of residential, industrial and commercial land development, including land.

Newhall Land is a premier community planner.  Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

OPERATING RESULTS ATTACHED

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements including the failure of any of the conditions to the closing of the merger to occur on a timely basis, or at all, including the failure of the pending application before the CPUC to be approved.  In addition, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

24.03

The Newhall Land and Farming Company	Consolidated Statements of Income
(in thousands, except per unit)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues

Real estate

Residential land sales	$14,167	$44,107	$74,268	$126,643
Industrial and commercial sales	34,881	16,928	58,128	51,822
Commercial operations
Income-producing properties	11,605	10,379	41,919	39,550
Valencia Water Company	4,139	3,654	14,820	14,360
	64,792	75,068	189,135	232,375

Agriculture operations	1,852	2,513	5,006	7,415

Total revenues	$66,644	$77,581	$194,141	$239,790

Contribution to income

Real estate

Residential land sales	$8,787	$15,607	$37,581	$42,010
Industrial and commercial sales	16,940	5,093	23,577	19,950
Community development	5,932	(6,462)	(4,108)	(20,114)
Commercial operations
Income-producing properties	2,328	1,740	8,777	11,040
Valencia Water Company	1,163	910	2,844	3,067
	35,151	16,888	68,671	55,953

Agriculture operations	(8)	524	985	495

General and administrative expense	(1,274)	(3,464)	(13,573)	(12,793)

Operating income	33,868	13,948	56,083	43,655

Interest and other, net	44	(538)	(2,113)	(3,080)

Net income	$33,912	$13,410	$53,970	$40,575

Net income per unit	$1.42	$0.56	$2.29	$1.69

Net income per unit - diluted	$1.38	$0.56	$2.25	$1.66

Weighted average number of units used in computing per unit amounts:
Net income per unit	23,917	23,912	23,520	24,052
Net income per unit - diluted	24,563	24,148	23,966	24,393

Cash distributions per unit
Regular	$0.10	$0.10	$0.40	$0.40
Special	—	—	—	0.13

The Newhall Land and Farming Company	Consolidated Balance Sheets
(in thousands)

	December 31, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$118,577	$25,403

Accounts and notes receivable	11,331	6,131

Land under development	32,885	47,428

Land held for future development	19,053	19,154

Income-producing properties held for sale, net	6,004	—

Income-producing properties, net	166,699	159,971

Property and equipment, net	79,249	76,449

Investment in joint venture	1,199	1,199

Other assets and deferred charges	25,059	23,890

	$460,056	$359,625

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable	$63,655	$35,948

Accrued expenses	54,383	43,119

Deferred revenues	22,226	22,696

Mortgage and other debt	65,032	60,037

Advances and contributions from developers for utility construction	40,934	38,490

Other liabilities	26,482	23,639

Total liabilities	272,712	223,929

Partners’ capital

23,926 units outstanding, excluding 12,846 units in treasury (cost-$323,947), at December 31, 2003 and 23,518 units outstanding, excluding 13,254 units in treasury (cost-$330,358), at December 31, 2002	189,292	136,974

Accumulated other comprehensive income	(1,948)	(1,278)

	187,344	135,696

	$460,056	$359,625

The Newhall Land and Farming Company	Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$53,970	$40,575

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	13,000	11,382
Increase in land development inventories	(49,545)	(85,528)
Cost of sales and other inventory changes	64,190	109,864
(Increase) decrease in accounts and notes receivable	(5,200)	11,179
Increase in accounts payable and accrued expenses	38,971	12,137
(Decrease) increase in deferred revenues	(470)	9,015
Cost of property sold	1,979	3,016
Other, net	404	(787)

Net cash provided by operating activities	117,299	110,853

CASH FLOWS FROM INVESTING ACTIVITIES

Development of income-producing properties	(22,244)	(19,127)
Purchase of property and equipment	(7,102)	(7,643)
Investment in joint venture	—	(456)

Net cash used in investing activities	(29,346)	(27,226)

CASH FLOWS FROM FINANCING ACTIVITIES

Distributions paid	(9,440)	(12,789)
Increase in lines of credit/VTC revolver	—	(23,700)
Increase (decrease) in mortgage and other debt	4,995	(1,774)
Increase in advances and contributions from developers for utility construction	2,444	4,290
Purchase of partnership units	(8,787)	(28,993)
Issuance of partnership units	16,009	1,692

Net cash provided by (used in) financing activities	5,221	(61,274)

Net increase in cash and cash equivalents	93,174	22,353

Cash and cash equivalents, beginning of period	25,403	3,050

Cash and cash equivalents, end of period	$118,577	$25,403

Supplemental schedule of non-cash investing and financing activities:

Payable for unit repurchases	$0	$0